EXHIBIT 99.1

La-Z-Boy Incorporated Reports Solid Second Quarter Results; Advances Largest Ever Retail Acquisition And Transformative Strategic Initiatives

Fiscal 2026 Second Quarter Highlights:
•Delivered sales of $522 million, up slightly from prior year period
•Retail segment written sales increased 4%
–Same-store sales trends improved sequentially
–Opened five new company-owned stores (and closed three); opened 15 new stores in the last 12 months (and closed five)
•Wholesale segment delivered sales increased 2%
–Consolidated two additional distribution centers as part of distribution and home delivery transformation
•GAAP operating margin of 6.9% and adjusted(1) operating margin of 7.1%
•GAAP diluted EPS of $0.70 and adjusted(1) diluted EPS of $0.71
•Generated $50 million in operating cash flow for the quarter, triple last year's comparable period
•Quarterly dividend increased 10% to $0.242, the 5th consecutive year of double-digit increases

Additional Strategic Initiatives:
•Completed 15-store acquisition in southeast U.S. region; adding an estimated $80 million in annual Retail sales (approximately $40 million net to enterprise)
•Announced planned exit of non-core businesses (Kincaid and American Drew casegoods and Kincaid upholstery)
•Announced proposed closure of UK manufacturing facility
•Strategically realigned leadership and corporate staffing to focus on core businesses
•To be substantially completed by the end of the fiscal year, these initiatives combined will reduce sales by approximately $30 million, net, and increase margins by 75-100 bps

MONROE, Mich., November 18, 2025 -- La-Z-Boy Incorporated (NYSE: LZB), a global leader in the retail and manufacture of residential furniture, today reported second quarter results for the period ended October 25, 2025. For the quarter, sales totaled $522 million, up slightly against the prior year comparable period, reflecting growth in Retail and Wholesale segments, offset by a decline in Joybird sales. Operating margin was 6.9% for the quarter on a GAAP basis and 7.1% on an adjusted(1) basis. Diluted earnings per share totaled $0.70 on a GAAP basis and $0.71 on an adjusted(1) basis.

Second quarter total written sales for the Retail segment (company-owned La-Z-Boy stores) grew 4% versus a year ago and written same-store sales (which exclude the impact of both newly opened stores and newly acquired stores) were down 2%. This represents a continued sequential improvement in written same-store sales trends over the last two quarters against a challenging consumer and macroeconomic environment.

Melinda D. Whittington, Board Chair, President and Chief Executive Officer of La-Z-Boy Incorporated, said, “We were pleased to deliver modest sales growth, particularly in our Wholesale segment where we also again delivered margin expansion, continuing to create our own momentum in what remains a choppy landscape. We are investing in the business for the long term, as highlighted by the opening of 15 new company-owned stores in the last 12 months and the advancement of our distribution and home delivery transformation project. Furthermore, in the beginning of our third quarter, we completed the previously announced acquisition of a 15-store network in the southeast U.S. region. Our Century Vision strategy to grow our Retail store footprint and expand brand reach is working and positions us to disproportionately benefit when overall industry volumes rebound.”

Whittington added, “In addition to investing in our core, vertically integrated North American upholstery business, we are proactively taking steps to optimize our portfolio. We have announced plans to exit our non-core wholesale casegoods and upholstery businesses in the back half of the fiscal year, announced the proposed closure of our U.K. manufacturing facility, and strategically realigned our commercial leadership and corporate staffing to enhance operating efficiency. On top of this, leveraging our North American manufacturing base with ~90% of finished goods produced in the U.S., we are successfully navigating the current trade and tariff volatility. Our iconic brand, well positioned manufacturing base, strong balance sheet, and talented team provide the foundation for continued growth and margin expansion.”

Third Quarter Outlook:
Taylor Luebke, SVP and Chief Financial Officer of La-Z-Boy Incorporated, said, “We expect fiscal third quarter sales to be in the range of $525-545 million (growth of 1-4% year-over-year) and adjusted operating margin(2) to be in the range of 5.0-6.5%, reflecting advancement of our Century Vision initiatives, friction costs related to portfolio and supply chain optimizations, and a measured view on the uncertain macroeconomic backdrop.”

Key Results:

(Unaudited, amounts in thousands, except per share data and percentages)	Quarter Ended
	10/25/2025	10/26/2024	Change
Sales	$522,480	$521,027	0.3%

GAAP operating income	36,179	38,772	(7)%
Adjusted operating income	37,147	39,028	(5)%

GAAP operating margin	6.9%	7.4%	(50) bps
Adjusted operating margin	7.1%	7.5%	(40) bps

GAAP net income attributable to La-Z-Boy Incorporated	28,858	30,037	(4)%
Adjusted net income attributable to La-Z-Boy Incorporated	29,568	30,226	(2)%

Diluted weighted average common shares	41,387	42,154

GAAP diluted earnings per share	$0.70	$0.71	(1)%
Adjusted diluted earnings per share	$0.71	$0.71	—%

Liquidity Measures:

	Six Months Ended			Six Months Ended
(Unaudited, amounts in thousands)	10/25/2025	10/26/2024	(Unaudited, amounts in thousands)	10/25/2025	10/26/2024
Free Cash Flow			Cash Returns to Shareholders
Operating cash flow	$86,324	$68,253	Share repurchases	$13,314	$53,144
Capital expenditures	(38,927)	(32,769)	Dividends	18,129	16,731
Free cash flow	$47,397	$35,484	Cash returns to shareholders	$31,443	$69,875

(Unaudited, amounts in thousands)	10/25/2025	10/26/2024
Cash and cash equivalents	$338,506	$303,062

Fiscal 2026 Second Quarter Results versus Fiscal 2025 Second Quarter:
•Consolidated sales in the second quarter of fiscal 2026 increased slightly to $522 million versus last year, as modest growth in our Retail and Wholesale business were offset by lower delivered volume in our Joybird business
•Consolidated GAAP operating margin was 6.9% versus 7.4%
–Consolidated adjusted(1) operating margin was 7.1% versus 7.5% last year, with change due to deleverage in Retail delivered same-store sales and investment in new stores, partially offset by 110 basis point benefit of lower warranty expense due to a change in our dealer warranty arrangements during the quarter
•GAAP diluted EPS was $0.70 versus $0.71 in the prior year period, and adjusted(1) diluted EPS was flat at $0.71 versus $0.71 last year in the comparable period

Retail Segment:
•Sales:
–Written sales for the Retail segment (company-owned La-Z-Boy stores) increased 4% compared to the year ago period driven by new and acquired stores
▪Written same-store sales decreased 2%, a sequential improvement versus the last two quarters, as lower traffic and conversion were partially offset by higher average ticket and design sales
–Delivered sales increased slightly to $222 million
•Operating Margin:
–GAAP operating margin was 10.7% versus 12.6%
▪Adjusted(1) operating margin was 10.7% versus 12.6%, with change due to fixed cost deleverage on lower delivered same-store sales and investment in new stores

Wholesale Segment:
•Sales:
–Sales increased 2% to $369 million versus last year, driven by growth in our core North America La-Z-Boy branded wholesale business
•Operating Margin:
–GAAP operating margin was 7.9% versus 6.7%
▪Adjusted(1) operating margin was 8.1% versus 6.8%, with improvement driven by 160 basis point benefit of lower warranty expense due to a change in our dealer warranty arrangements during the quarter, partially offset by incremental expenses related to our distribution and home delivery transformation and increased advertising expenses

Corporate & Other:
•Joybird written sales increased 1%, improving sequentially from last two quarters, and driven by strength in retail store performance
•Joybird delivered sales decreased 10% to $35 million primarily due to lower delivered volume
•Corporate & Other operating loss increased versus the prior year, primarily due to expense deleverage on lower Joybird delivered sales

Balance Sheet and Cash Flow, Fiscal 2026 Second Quarter:
•Ended the quarter with $339 million in cash(3) and no external debt
•Generated $50 million in cash from operating activities in the quarter, more than triple last year's comparable period, and generated $86 million in cash year-to-date
•Invested $20 million in capital expenditures, primarily related to new stores and remodels, and manufacturing investments
•Returned approximately $10 million to shareholders, including $9 million in dividends

Dividend:
On November 18, 2025, the Board of Directors declared a quarterly cash dividend of $0.242 per share on the common stock of the company, a 10% increase over the previous dividend. This represents the 5th consecutive year of double-digit increases to the dividend. The dividend will be paid on December 15, 2025, to shareholders of record on December 4, 2025.

Conference Call:
La-Z-Boy will hold a conference call with the investment community on Wednesday, November 19, 2025, at 8:30 a.m. ET. The toll-free dial-in number is (888) 506-0062; international callers may use (973) 528-0011. Enter Participant Access Code: 973736.

The call will be webcast live, with corresponding slides, and archived on the internet. It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at (877) 481-4010 and to international callers at (919) 882-2331. Enter Replay Passcode: 53154. The webcast replay will be available for one year.

Investor Relations Contact:
Mark Becks, CFA, (734) 457-9538
mark.becks@la-z-boy.com

Media Contact:
Cara Klaer, (734) 598-0652
cara.klaer@la-z-boy.com

About La-Z-Boy:
La-Z-Boy Incorporated (NYSE: LZB) is a leading vertically integrated retailer and manufacturer of high-quality, custom furniture that transforms the home. Founded on American heritage, the iconic La-Z-Boy brand has been synonymous with comfort, quality, and craftsmanship for nearly 100 years. As an end-to-end enterprise, the company manages every aspect of its business—from retail, manufacturing, and design to distribution and after-service care.

La-Z-Boy Incorporated brings timeless and modern furniture to life through a retail network of 370 La-Z-Boy stores, including 222 company-owned locations (including its most recent acquisition), and its digital platform at La-Z-Boy.com. Within the Wholesale segment, the company manufactures comfortable, high quality, custom furniture, with approximately 90% of its products produced in North America. Its Joybird® brand is an omnichannel retailer and manufacturer of modern, custom upholstered furniture, operating 15 U.S. stores (including recently opened Easton Town Center location). With a global team of about 11,000 employees, La-Z-Boy Incorporated was named No. 1 in the furniture category on Newsweek’s 2025 list of America’s Best Retailers and continues to shape the way people live by delivering the transformational power of comfort.

Notes:
(1)Adjusted amounts for the second quarter of fiscal 2026 exclude:
•$0.8 million pre-tax, or $0.01 per diluted share, charges related to the distribution and home delivery transformation
•purchase accounting charges related to acquisitions completed in prior periods totaling $0.2 million pre-tax, or less than $0.01 per diluted share, all included in operating income

Adjusted amounts for the second quarter of fiscal 2025 exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $0.3 million pre-tax, or less than $0.01 per diluted share, all included in operating income

Please refer to the accompanying “Reconciliation of GAAP to adjusted Financial Measures” and “Reconciliation of GAAP to adjusted Financial Measures: Segment Information” for detailed information on calculating the adjusted financial measures used in this press release and a reconciliation to the most directly comparable GAAP measure.

(2)This reference to adjusted operating margin for a future period is an adjusted financial measure. We have not provided a reconciliation of adjusted operating margin for future periods in this press release because such reconciliation cannot be provided without unreasonable efforts.

(3)Cash includes cash and cash equivalents.

Cautionary Note Regarding Forward-Looking Statements:
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Generally, forward-looking statements include information concerning expectations, projections or trends relating to our results of operations, financial results, financial condition, strategic initiatives and plans, acquisitions, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, and our business and industry.

The forward-looking statements in this press release are based on certain assumptions and currently available information and are subject to various risks and uncertainties, many of which are unforeseeable and beyond our control. Additional risks and uncertainties that we do not presently know about or that we currently consider to be immaterial may also affect our business operations and financial results. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed in our Fiscal 2025 Annual Report on Form 10-K and other factors identified in our reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason.

Adjusted Financial Measures:
In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), this press release also includes adjusted financial measures. Management uses these adjusted financial measures when assessing our ongoing performance. This press release contains references to adjusted operating income (on a consolidated basis and by segment), adjusted operating margin (on a consolidated basis and by segment), and adjusted net income attributable to La-Z-Boy Incorporated per diluted share, adjusted diluted earnings per share (and components thereof, including adjusted income before income taxes and adjusted net income attributable to La-Z-Boy Incorporated), each of which may exclude, as applicable, distribution and home delivery transformation charges and purchase accounting charges. The distribution and home delivery transformation charges in fiscal 2026 include accelerated lease expense, severance costs, and costs associated with exiting former distribution centers to establish a new centralized hub in the western United States. The purchase accounting charges include the amortization of intangible assets and incremental expense upon the sale of inventory acquired at fair value. These adjusted financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such adjusted financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain adjusted financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, distribution and home delivery transformation charges are dependent on the timing, size, number and nature of the operations being opened or closed, consolidated or centralized, and the charges may not be incurred on a predictable cycle. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of GAAP to Adjusted Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

# # #

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Six Months Ended
(Unaudited, amounts in thousands, except per share data)	10/25/2025	10/26/2024	10/25/2025	10/26/2024
Sales	$522,480	$521,027	$1,014,709	$1,016,559
Cost of sales	291,342	290,379	574,374	572,568
Gross profit	231,138	230,648	440,335	443,991
Selling, general and administrative expense	194,959	191,876	382,169	372,849
Operating income	36,179	38,772	58,166	71,142
Interest expense	(110)	(99)	(230)	(309)
Interest income	3,549	3,730	6,657	8,154
Other income (expense), net	(54)	(1,879)	(639)	(2,497)
Income before income taxes	39,564	40,524	63,954	76,490
Income tax expense	10,574	10,671	16,667	19,833
Net income	28,990	29,853	47,287	56,657
Net (income) loss attributable to noncontrolling interests	(132)	184	(225)	(461)
Net income attributable to La-Z-Boy Incorporated	$28,858	$30,037	$47,062	$56,196

Basic weighted average common shares	41,227	41,708	41,127	41,880
Basic net income attributable to La-Z-Boy Incorporated per share	$0.70	$0.72	$1.14	$1.34

Diluted weighted average common shares	41,387	42,154	41,325	42,316
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.70	$0.71	$1.14	$1.33

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands, except par value)	10/25/2025	4/26/2025
Current assets
Cash and equivalents	$338,506	$328,449
Receivables, net of allowance of $5,124 at 10/25/2025 and $5,042 at 4/26/2025	138,308	139,533
Inventories, net	225,566	255,285
Assets held for sale	29,436	—
Other current assets	91,443	82,421
Total current assets	823,259	805,688
Property, plant and equipment, net	348,777	339,212
Goodwill	205,556	205,590
Other intangible assets, net	49,581	51,161
Deferred income taxes – long-term	6,805	7,349
Right of use lease asset	461,172	452,848
Other long-term assets, net	63,608	60,314
Total assets	$1,958,758	$1,922,162

Current liabilities
Accounts payable	$103,992	$95,984
Lease liabilities, short-term	82,661	80,592
Accrued expenses and other current liabilities	237,068	244,215
Total current liabilities	423,721	420,791
Lease liability, long-term	420,257	410,265
Other long-term liabilities	63,323	59,130
Shareholders' Equity
Preferred shares – 5,000 authorized; none issued	—	—
Common shares, $1.00 par value – 150,000 authorized; 41,249 outstanding at 10/25/2025 and 41,164 outstanding at 4/26/2025	41,249	41,164
Capital in excess of par value	393,315	385,601
Retained earnings	608,344	597,432
Accumulated other comprehensive loss	(3,318)	(3,574)
Total La-Z-Boy Incorporated shareholders' equity	1,039,590	1,020,623
Noncontrolling interests	11,867	11,353
Total equity	1,051,457	1,031,976
Total liabilities and equity	$1,958,758	$1,922,162

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
(Unaudited, amounts in thousands)	10/25/2025	10/26/2024
Cash flows from operating activities
Net income	$47,287	$56,657
Adjustments to reconcile net income to cash provided by operating activities
(Gain)/loss on disposal and impairment of assets	(76)	40
(Gain)/loss on sale of investments	(214)	(113)
Provision for doubtful accounts	330	477
Depreciation and amortization	23,099	23,644
Amortization of right-of-use lease assets	40,650	41,817
Equity-based compensation expense	8,243	9,047
Change in deferred taxes	3,713	2,377
Change in receivables	929	10,000
Change in inventories	6,563	(22,625)
Change in other assets	(5,913)	(9,626)
Change in payables	9,325	12,380
Change in lease liabilities	(40,282)	(42,721)
Change in other liabilities	(7,330)	(13,101)
Net cash provided by operating activities	86,324	68,253

Cash flows from investing activities
Proceeds from disposals of assets	240	176
Capital expenditures	(38,927)	(32,769)
Purchases of investments	(213)	(5,317)
Proceeds from sales of investments	717	10,225
Acquisitions	(627)	(17,841)
Net cash used for investing activities	(38,810)	(45,526)

Cash flows from financing activities
Payments on finance lease liabilities	(457)	(291)
Payments for debt issuance costs	(784)	—
Stock issued for stock and employee benefit plans, net of shares withheld for taxes	(4,871)	9,887
Repurchases of common stock	(13,314)	(53,144)
Dividends paid to shareholders	(18,129)	(16,731)
Dividends paid to minority interest joint venture partners (1)	—	(1,414)
Net cash used for financing activities	(37,555)	(61,693)

Effect of exchange rate changes on cash and equivalents	98	930
Change in cash and cash equivalents	10,057	(38,036)
Cash and cash equivalents at beginning of period	328,449	341,098
Cash and cash equivalents at end of period	$338,506	$303,062

Supplemental disclosure of non-cash investing activities
Capital expenditures included in payables	$5,875	$4,420
(1)Includes dividends paid to joint venture minority partners resulting from the repatriation of dividends from our foreign earnings that we no longer consider permanently reinvested.

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

	Quarter Ended		Year Ended
(Unaudited, amounts in thousands)	10/25/2025	10/26/2024	10/25/2025	10/26/2024
Sales
Wholesale segment:
Sales to external customers	$263,556	$258,983	$518,901	$515,003
Intersegment sales	105,883	104,914	203,495	199,794
Wholesale segment sales	369,439	363,897	722,396	714,797

Retail segment sales	222,043	221,564	429,193	423,934

Corporate and Other:
Sales to external customers	36,881	40,480	66,615	77,622
Intersegment sales	1,808	1,607	3,309	3,173
Corporate and Other sales	38,689	42,087	69,924	80,795

Eliminations	(107,691)	(106,521)	(206,804)	(202,967)
Consolidated sales	$522,480	$521,027	$1,014,709	$1,016,559

Operating Income (Loss)
Wholesale segment	$29,056	$24,529	$54,231	$48,528
Retail segment	23,821	27,897	36,941	48,546
Corporate and Other	(16,698)	(13,654)	(33,006)	(25,932)
Consolidated operating income	$36,179	$38,772	$58,166	$71,142

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO ADJUSTED FINANCIAL MEASURES

	Quarter Ended		Six Months Ended
(Amounts in thousands, except per share data)	10/25/2025	10/26/2024	10/25/2025	10/26/2024
GAAP gross profit	$231,138	$230,648	$440,335	$443,991
Purchase accounting charges (1)	—	—	—	140
Distribution transformation (2)	768	—	2,077	—
Adjusted gross profit	$231,906	$230,648	$442,412	$444,131

GAAP SG&A	$194,959	$191,876	$382,169	$372,849
Purchase accounting charges (3)	(200)	(256)	(399)	(510)
Adjusted SG&A	$194,759	$191,620	$381,770	$372,339

GAAP operating income	$36,179	$38,772	$58,166	$71,142
Purchase accounting charges	200	256	399	650
Distribution transformation charges	768	—	2,077	—
Adjusted operating income	$37,147	$39,028	$60,642	$71,792

GAAP income before income taxes	$39,564	$40,524	$63,954	$76,490
Purchase accounting charges	200	256	399	650
Distribution transformation charges	768	—	2,077	—
Adjusted income before income taxes	$40,532	$40,780	$66,430	$77,140

GAAP net income attributable to La-Z-Boy Incorporated	$28,858	$30,037	$47,062	$56,196
Purchase accounting charges	200	256	399	650
Tax effect of purchase accounting	(53)	(67)	(104)	(168)
Distribution transformation charges	768	—	2,077	—
Tax effect of distribution transformation	(205)	—	(542)	—
Adjusted net income attributable to La-Z-Boy Incorporated	$29,568	$30,226	$48,892	$56,678

GAAP net income attributable to La-Z-Boy Incorporated per diluted share ("Diluted EPS")	$0.70	$0.71	$1.14	$1.33
Purchase accounting charges, net of tax, per share	—	—	—	0.01
Distribution transformation charges, net of tax, per share	0.01	—	0.04	—
Adjusted net income attributable to La-Z-Boy Incorporated per diluted share ("Diluted EPS")	$0.71	$0.71	$1.18	$1.34
(1)Includes incremental expense upon the sale of inventory acquired at fair value.
(2)Includes accelerated lease expense, severance costs, and costs associated with exiting former distribution centers to establish a new centralized hub in the western United States.
(3)Includes amortization of intangible assets.

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO ADJUSTED FINANCIAL MEASURES
SEGMENT INFORMATION

	Quarter Ended				Six Months Ended
(Amounts in thousands)	10/25/2025	% of sales	10/26/2024	% of sales	10/25/2025	% of sales	10/26/2024	% of sales
GAAP operating income (loss)
Wholesale segment	$29,056	7.9%	$24,529	6.7%	$54,231	7.5%	$48,528	6.8%
Retail segment	23,821	10.7%	27,897	12.6%	36,941	8.6%	48,546	11.5%
Corporate and Other	(16,698)	N/M	(13,654)	N/M	(33,006)	N/M	(25,932)	N/M
Consolidated GAAP operating income	$36,179	6.9%	$38,772	7.4%	$58,166	5.7%	$71,142	7.0%

Adjusted items affecting operating income
Wholesale segment	$768		$57		$2,077		$112
Retail segment	—		—		—		140
Corporate and Other	200		199		399		398
Consolidated adjusted items affecting operating income	$968		$256		$2,476		$650

Adjusted operating income (loss)
Wholesale segment	$29,824	8.1%	$24,586	6.8%	$56,308	7.8%	$48,640	6.8%
Retail segment	23,821	10.7%	27,897	12.6%	36,941	8.6%	48,686	11.5%
Corporate and Other	(16,498)	N/M	(13,455)	N/M	(32,607)	N/M	(25,534)	N/M
Consolidated adjusted operating income	$37,147	7.1%	$39,028	7.5%	$60,642	6.0%	$71,792	7.1%

N/M - Not Meaningful